UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Seer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 2, 2026, the following email was distributed to employees of Seer, Inc.

Dear Seer Team,

Earlier today, we announced that Omid submitted a proposal to acquire all of the outstanding shares of the Company, which is commonly called a “take private” proposal. To evaluate this proposal, the Board of Directors will establish a Special Committee solely of independent directors. That committee will evaluate the proposal and other alternatives available to Seer and determine the course of action that it believes is in the best interests of Seer and its stockholders.

While the Special Committee does its work, it remains business as usual throughout Seer. The critical work that we all do to support the scientific community remains our top priority. We have to stay focused on supporting our customers, partners and each other.

As a reminder, please forward any media inquiries you may receive to Patrick Schmidt at pr@seer.bio and any investor or other third-party inquiries to investor@seer.bio. If you have any questions, please send them to me and I’ll do my best to answer them.

Thank you for your continued dedication and contributions to Seer.

Sincerely,

David

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the actions to be taken by the Board and the Special Committee. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission and other documents that Seer subsequently files with the Securities and Exchange Commission from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.